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                                                                   Exhibit 10.18

NATIONSBANK OF TENNESSEE, N.A.

                                 LOAN AGREEMENT

     This Loan Agreement (the "Agreement") dated as of July 29, 1997, by and among NATIONSBANK OF TENNESSEE, N.A., a national banking association ("Bank"); and MARK VII, INC., a Delaware corporation, and MARK VII TRANSPORTATION COMPANY, INC., a Delaware corporation (collectively "Borrower").

                                   RECITALS:

         A. Borrower has applied to Bank for a revolving line of credit facility (the "Loan") in the principal amount of $25,000,000.

         B. One of the conditions of the Loan from Bank to Borrower is the execution of this Agreement setting forth the terms and conditions of the Loan.

     NOW THEREFORE, in consideration of the Loan described below and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Bank and Borrower agree as follows:

     1. DEFINITIONS AND REFERENCE TERMS. In addition to any other terms defined herein, the following terms shall have the meaning set forth with respect thereto:

      A. ACCOUNT DEBTOR: Account Debtor means any Person (as herein defined) which is now or hereafter obligated or indebted to Borrower on any Account Receivable.

      B. ACCOUNTS RECEIVABLE: Accounts Receivable means all amounts owed to Borrower on account of sales, leases or rentals of goods or services rendered in the ordinary course of trade or business to or on behalf of any Person (as herein defined) which is now or hereafter obligated or indebted to Borrower (i) which arise from goods theretofore sold and delivered or services or rentals theretofore rendered or made, as the case may be, to an Account Debtor (as herein defined); (ii) with respect to which no setoffs, counterclaims or defenses are claimed by the Account Debtor; (iii) which constitute the binding obligation of an Account Debtor which Bank deems, in the exercise of its reasonable business judgment, to be solvent, to be financially able to pay its debts and obligations as they become due and to be paying its debts and obligations as they become due; (iv) which, in the case of "dated invoices" which specify a due date for the payment thereof, do not remain unpaid more than ninety (90) days after the end of the month in which such due date falls, and in the case of all other invoices, do not remain unpaid more than ninety (90) days after the date of such invoice; (v) with respect to which the Account Debtor is not an officer, director, agent or employee of Borrower; and (vi) which do not arise from a "sale on approval," "sale or return," "guaranteed sale" or "consignment."

      C. BORROWER: Mark VII, Inc., a Delaware corporation, and Mark VII Transportation Company, Inc., a Delaware corporation; collectively.


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         D. BORROWER'S ADDRESS:
            965 Ridge Lake Boulevard
            Memphis, Tennessee 38120

         E. CURRENT LIABILITIES: Current Liabilities means the aggregate amount of all current liabilities as determined in accordance with GAAP, but in any event shall include all liabilities except those having a maturity date which is more than one year from the date as of which such computation is being made.

         F. EBITDA: EBITDA means, without duplication for any period, the following, each calculated for the trailing twelve (12) months of such period: (a) Net Income; plus (b) any provision for (or minus any benefit from) income or franchise taxes included in the determination of Net Income; plus (c) interest expense deducted in the determination of Net Income; plus (d) amortization and depreciation deducted in the determination of Net Income; plus
(e) losses from (or minus gains from) non-cash items (excluding sales, expenses or losses related to current assets) included in the determination of Net Income; minus (f) after tax extraordinary gains (or plus after tax extraordinary losses) (in each case as defined under GAAP) included in the determination of Net Income.

         G. FUNDED DEBT: Funded Debt means the total indebtedness outstanding under all recourse notes payable of Borrower, plus funded or unfunded letters of credit issued pursuant to Borrower's application therefor, plus capital leases of Borrower.

         H. HAZARDOUS MATERIALS: Hazardous Materials include all materials defined as hazardous materials or substances under any local, state or federal environmental laws, rules or regulations, and petroleum, petroleum products, oil and asbestos.

         I. LOAN: Any loan described in Section 2 hereof and any subsequent loan which states that it is subject to this Loan Agreement.

         J. LOAN DOCUMENTS: Loan Documents means this Loan Agreement and any and all promissory notes executed by Borrower in favor of Bank and all other documents, instruments, guarantees, certificates and agreements executed and/or delivered by Borrower, any guarantor or third party in connection with any Loan.

         K. MATERIAL ADVERSE EFFECT: Material Adverse Effect means a material and adverse effect on the actual or prospective business, financial conditions or operations of Borrower, Borrower's ability to pay and perform its obligations under any of the Loan Documents or Bank's rights and remedies under any of the Loan Documents, all as determined in Bank's reasonable discretion.

         L. NET INCOME: Net Income means for any period, the net income
(or loss) of Borrower and its Subsidiaries after provision for or benefit from income and franchise taxes determined in accordance with GAAP, but excluding:
(i) the income (or loss) of any Person (other than a Subsidiary)

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in which Borrower has an ownership interest unless received by Borrower in a cash distribution; and (ii) the income (or loss) of any Person accrued prior to the date it is merged into or consolidated with Borrower.


         M. PERMITTED LIENS: Permitted Liens means any of the following:

            i. Liens, in an aggregate amount not to exceed One
Million and No/100 Dollars ($1,000,000.00) outstanding at any one time, for taxes, assessments or government charges not delinquent or being contested in good faith by appropriate proceedings;

            ii. Liens arising out of deposits in connection with workers' compensation, unemployment insurance, old age pensions or other social security or retirement benefits legislation;

            iii. Deposits or pledges to secure bids, tenders, contracts, leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of Borrower's business;

            iv. Liens imposed by law, such as mechanics', workers', materialmen's, carriers' or other like liens arising in the ordinary course of Borrower's business which secure the payment of obligations which are not past due or which are being diligently contested in good faith by appropriate proceedings;

            v. Rights of way, zoning restrictions, easements and similar encumbrances affecting Borrower's real property which do not materially interfere with the use of such property; and

            vi. Purchase money security interests for the purchase of equipment to be used in Borrower's business, encumbering only the equipment so purchased, and which secures only the purchase money indebtedness incurred to acquire the equipment so purchased and which indebtedness is otherwise permitted under this Agreement.

         N. PERSON: Person means any individual, partnership, corporation, trust, unincorporated organization, limited liability company, association, joint venture or other legally recognized entity having the capacity to contract in its own name.

         O. SUBSIDIARIES: Subsidiaries means those entities the majority interest in which is now or hereafter owned, directly or indirectly, by Mark VII, Inc., including at the present time, those identified on Exhibit "A" attached hereto, as such list may be amended or restated from time to time.

         P. TANGIBLE NET WORTH. Tangible Net Worth means the amount by which total assets exceed total liabilities in accordance with GAAP.




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          Q.  ACCOUNTING TERMS. All accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under generally accepted accounting principles ("GAAP"), as in effect from time to time, consistently applied, with respect to the financial statements referenced in Section 3.H. hereof.

     2. LOANS. Bank hereby agrees to make one or more loans to Borrower in the aggregate principal face amount of Twenty-Five Million and No/100 Dollars ($25,000,000.00). The obligation to repay the loans is evidenced by a promissory note or notes dated July 29, 1997, (the promissory note or notes together with any and all renewals, extensions or rearrangements thereof being hereafter collectively referred to as the "Note") having a maturity date, repayment terms and interest rate as set forth in the Note.

         A. REVOLVING LOAN FEATURE. The Loan shall consist of a revolving line of credit facility (the "Loan") under which Borrower may from time to time, borrow, repay and re-borrow funds. The Loan shall be repaid as set forth in the Note with a maturity date of July 1, 2000, at which time the entire outstanding principal balance, plus all accrued and unpaid interest, shall be due and payable in full. Interest shall be paid monthly as more fully provided in the Note. Notwithstanding the aggregate principal amount of the Loan, it is understood and agreed that availability under the Loan shall be limited to the aggregate principal sum outstanding at any time of Ten Million and no/100 Dollars ($10,000,000.00) until such time as Bank has completed to its reasonable satisfaction, and at the sole expense of Borrower (which Borrower agrees to pay upon demand), a field examination of Borrower's and any Subsidiaries' books and records, as well as their respective operations, the results of which field examination must be acceptable to Bank in its reasonable discretion. Bank shall use its best efforts to complete such field examination within thirty (30) days of the date hereof.

         B. LETTER OF CREDIT SUBFEATURE. As a subfeature under the Loan, Bank may from time to time issue letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided, however, that the form and substance of each Letter of Credit shall be subject to approval by Bank in its sole discretion. Each Letter of Credit shall be issued for an original term not to exceed 365 days, as designated by Borrower, provided, however, that no Letter of Credit shall have an expiration date subsequent to July 1, 2000. The undrawn amount of all Letters of Credit plus any and all amounts paid by Bank in connection with drawings under any Letter of Credit for which the Bank has not been reimbursed shall be reserved under the Loan and shall not be available for advances thereunder. Each draft paid by Bank under a Letter of Credit shall be deemed an advance under the Loan and shall be repaid in accordance with the terms of the Loan; provided however, that if the Loan is not available for any reason whatsoever, at the time any draft is paid by Bank, or if any advance is not available under the Loan in such amount due to any limitation of borrowing set forth herein, then the full amount of any such draft shall be immediately due and payable, together with interest thereon, from the date such amount is paid by Bank to the date such amount is fully repaid by Borrower, at that rate of interest applicable to advances under the Loan. In such event, Borrower agrees that Bank, at Bank's sole discretion may debit Borrower's deposit account with Bank for the amount of such draft.



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         C. LETTER OF CREDIT FEE. Borrower will pay by debit to Borrower's account maintained at Bank a Letter of Credit fee payable in advance upon the issuance of any Letter of Credit for the time period from the date of issuance until the first day of the next calendar quarter, and thereafter on the first day of each calendar quarter, such fee to be paid at a rate per annum equal to
(i) .35%, if the Funded Debt/EBITDA ratio is less than 1.0 to 1.0, (ii) .50%, if the Funded Debt/EBITDA ratio is equal to or greater than 1.0 to 1.0 and equal to or less than 1.5 to 1.0, (iii) .75%, if the Funded Debt/EBITDA ratio is greater than 1.5 to 1.0 and equal to or less than 2.0 to 1.0, or (iv) 1.00%, if the Funded Debt/EBITDA ratio is greater than 2.0 to 1.0, times the average daily amounts of any undrawn portions of any Letters of Credit during the preceding month. Also on the first of each calendar quarter, once the actual Funded Debt/EBITDA ratio for the preceding quarter is determined, Borrower will pay, or be credited with, by debit or credit to Borrower's account maintained at Bank, such amount as is necessary to compensate Bank for, or to refund to Borrower, any deficit, or surplus, in the Letter of Credit fee actually paid by Borrower at closing or at the first of the preceding quarter as applicable.


         D. UNUSED CREDIT FEE. Borrower will pay hereafter on August 1, 1997, and on the same day of each month thereafter for the period from and including the date the Loan was established to and including the maturity date of the Loan, an unused credit fee at a rate per annum equal to (i) .15%, if the Funded Debt/EBITDA ratio is less than 1.0 to 1.0, (ii) .20%, if such ratio is equal to or greater than 1.0 to 1.0 and equal to or less than 1.50 to 1.0, (iii) .25%, if such ratio is greater than 1.5 to 1.0 and equal to or less than 2.0 to 1.0, or
(iv) .30%, if such ratio is greater than 2.0 to 1.0, times the average daily available portion of the Loan during the preceding month. The Borrower may at any time upon written notice to the Bank permanently reduce the amount of the Loan at which time the obligation of the Borrower to pay such unused credit fee shall thereupon correspondingly be reduced.

     3. REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to Bank as follows:

         A. GOOD STANDING. Each of the Persons composing Borrower and any Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its formation and has the power and authority to own its property and to carry on its business in each jurisdiction in which such Person does business, except where failure to have such power and authority would not have a Material Adverse Effect.

         B. AUTHORITY AND COMPLIANCE. Borrower has full power and authority to execute and deliver the Loan Documents and to incur and perform the obligations provided for therein, all of which have been duly authorized by all proper and necessary action of the appropriate governing body of Borrower. No consent or approval of any public authority or other third party is required as a condition to the validity of any Loan Document, and each Person composing Borrower, is in material compliance with all laws and regulatory requirements to which each is subject, except where failure to comply would not have a Material Adverse Effect.




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         C. BINDING AGREEMENT. This Agreement and the other Loan Documents executed by Borrower constitute valid and legally binding obligations of Borrower, enforceable in accordance with their respective terms, except as enforceability may be limited by: (1) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforceability of creditors' rights generally; (2) the effect of applicable fraudulent conveyance and/or transfer laws, both state and federal; (3) general principles of equity (regardless of whether considered in a proceeding in equity or at law) including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy; and (4) concepts of materiality, reasonableness, good faith and fair dealing.


         D. LITIGATION. There is no proceeding involving Borrower pending or, to the knowledge of Borrower, threatened before any court or governmental authority, agency or arbitration authority, except as disclosed to Bank in writing and acknowledged by Bank prior to the date of this Agreement, which, if determined adversely to Borrower, would have a Material Adverse Effect on Borrower.

         E. NO CONFLICTING AGREEMENTS. There is no charter, bylaw, stock provision, t or other document pertaining to the organization, power or authority of Borrower, and no provision of any existing agreement, mortgage, indenture or contract binding on Borrower, or affecting its property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement and the other Loan Documents.

         F. OWNERSHIP OF ASSETS. Borrower has good title to its respective assets, and its assets are free and clear of liens, except for those granted to Bank, Permitted Liens and those liens disclosed to Bank in writing prior to the date of this Agreement.

         G. TAXES. All taxes and assessments due and payable by Borrower have been paid or are being contested in good faith by appropriate proceedings and Borrower has filed all tax returns which it is required to file, except where failure to pay such taxes or file such tax returns would not have a Material Adverse Effect.

         H. FINANCIAL STATEMENTS. The financial statements of Borrower heretofore delivered to Bank have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present Borrower's financial condition as of the date or dates thereof, and there has been no material adverse change in Borrower's financial condition or operations since March 29, 1997. All factual information furnished by Borrower to Bank in connection with this Agreement and the other Loan Documents is and will be accurate and complete in all material respects on the date as of which such information is delivered to Bank and is not and will not be incomplete by the omission of any material fact necessary to make such information not misleading.

         I. PLACE OF BUSINESS. Borrower's chief executive office is located at 965 Ridge Lake Boulevard
             Memphis, Tennessee 38120



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         J. ENVIRONMENTAL.  The conduct of Borrower's business operations and the condition of Borrower's properties does not and will not violate in any material manner any federal laws, rules or ordinances for environmental protection, regulations of the Environmental Protection Agency, any applicable local or state law, rule, regulation or rule of common law or any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

         K. CONTINUATION OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made under this Agreement shall be deemed to be made at and as of the date hereof and at and as of the date of any advance under the Loan.

         L. SUBSIDIARIES. Other than as shown on Exhibit "A" there are no other Subsidiaries.

     4. AFFIRMATIVE COVENANTS. Until full payment and performance of all obligations of Borrower under the Loan Documents, Borrower will, on a consolidated basis together with any Subsidiaries, now or hereafter existing, unless Bank consents otherwise in writing (and without limiting any requirement of any other Loan Document):

         A. FINANCIAL CONDITION. Maintain at all times Borrower's financial condition as follows and determined, without duplication for any period, (and exclusive of any redemptions of capital stock made by Borrower prior to the date hereof) in accordance with GAAP applied on a consistent basis throughout the period involved except to the extent modified by the following:

            i. Maintain a ratio of Funded Debt to EBITDA of 2.25 to 1.0 or less.

            ii. Maintain a ratio of Funded Debt to Tangible Net Worth of 1.0 to 1.0 or less.

            iii. Maintain a ratio of cash (and cash equivalents) plus Accounts Receivable to Current Liabilities plus Funded Debt from the date hereof until January 2, 1998, of 0.9 to 1.0 or greater, from January 3, 1998, until July 3, 1998, of 0.95 to 1.0 or greater and thereafter of 1.0 to 1.0 or greater.

         B. FINANCIAL STATEMENTS AND OTHER INFORMATION. Maintain a system of accounting reasonably satisfactory to Bank and in accordance with GAAP applied on a consistent basis throughout the period involved, permit Bank's officers or authorized representatives to visit and inspect Borrower's books of account and other records at such reasonable times and as often as Bank may reasonably desire, and pay the reasonable fees and disbursements of any accountants or other agents of Bank selected by Bank for the foregoing purposes. Unless written notice of another location is given to Bank, Borrower's books and records will be located at Borrower's chief executive office set forth above. All financial statements called for below shall be prepared in form and content reasonably acceptable to Bank and by



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independent certified public accountants reasonably acceptable to Bank.


In addition, Borrower will:

              i. Furnish to Bank audited financial statements of Borrower for each fiscal year of Borrower, within one hundred twenty (120) days after the close of each such fiscal year, prepared by a public accounting firm reasonably acceptable to Bank.

              ii. Furnish to Bank financial statements prepared by Borrower (including a balance sheet and profit and loss statement) of Borrower, for each quarter of each fiscal year of Borrower, within forty five (45) days after the close of each such period, such financial statements to be certified by the president, vice president, chief financial officer or controller of Borrower.

              iii. Furnish to Bank a compliance certificate for (and executed by an authorized representative of) Borrower in the form of Exhibit "B" attached hereto, concurrently with and dated as of the date of delivery of each of the financial statements as required in paragraphs i and ii above, and at such other times as Bank may reasonably request, containing (a) a certification that the financial statements of even date are true and correct and that the Borrower is not in default under the terms of this Agreement, and (b) computations and conclusions, in such detail as Bank may reasonably request, with respect to compliance with this Agreement, and the other Loan Documents, including computations of all quantitative covenants.

              iv. Furnish to Bank promptly such additional information, reports and statements respecting the business operations and financial condition of Borrower and its Subsidiaries, respectively, from time to time, as Bank may reasonably request.

         C. INSURANCE. Maintain insurance with responsible insurance companies on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses.

         D. EXISTENCE AND COMPLIANCE. Maintain its, as well as that of its Subsidiaries, existence, good standing and qualification to do business, where required, and comply in all material respects with all laws, regulations and governmental requirements including, without limitation, applicable environmental laws or regulations that are applicable to any of its or their property, business operations and transactions, except where failure to maintain such qualification to do business or comply with such laws, regulations or governmental requirements would not have a Material Adverse Effect.

         E. ADVERSE CONDITIONS OR EVENTS. Promptly advise Bank in writing of (i) any condition, event or act which comes to its attention that would have a Material Adverse Effect on Borrower's or any Subsidiary's financial condition or operations or Bank's rights under the Loan Documents, (ii) any litigation filed by or against Borrower or any Subsidiary, seeking damages in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) (iii) any event that has occurred that would



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constitute an event of default under any Loan Documents and (iv) any uninsured or partially uninsured loss through fire, theft, liability or property damage in excess of an aggregate of Five Hundred Thousand and No/100 Dollars ($500,000.00) during any fiscal year.

         F. TAXES AND OTHER OBLIGATIONS. Pay all of its taxes, assessments and other obligations, including, but not limited to taxes, costs or other expenses arising out of this transaction, as the same become due and payable, except to the extent the same are being contested in good faith by appropriate proceedings in a diligent manner, and except where failure to pay such taxes, assessments or other obligations would not have a Material Adverse Effect.

         G. MAINTENANCE. Maintain all of its tangible property in good condition and repair and make all necessary replacements thereof (except for such property as Borrower in good faith determines is not useful in the conduct of its business), and preserve and maintain all licenses, trademarks, privileges, permits, franchises, certificates and the like necessary for the operation of its business except where failure to so maintain, repair, replace or preserve would not have a Material Adverse Effect.

         H. ENVIRONMENTAL. Immediately advise Bank in writing of (i) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed or threatened pursuant to any applicable federal, state, or local laws, ordinances or regulations relating to any Hazardous Materials affecting Borrower's or any Subsidiary's business operations; and (ii) all claims made or threatened by any third party against Borrower or any Subsidiary relating to damages, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials. Borrower shall immediately notify Bank of any remedial action taken by Borrower with respect to Borrower's business operations. Borrower will not use or permit any other party to use any Hazardous Materials at any of Borrower's places of business or at any other property owned by Borrower except such materials as are incidental to Borrower's normal course of business, maintenance and repairs and which are handled in material compliance with all applicable environmental laws.

     5. NEGATIVE COVENANTS. Until full payment and performance of all obligations of Borrower under the Loan Documents, Borrower will not, without the prior written consent of Bank (and without limiting any requirement of any other Loan Documents):

         A. CAPITAL EXPENDITURES. Make capital expenditures during any fiscal year (including capitalized leases) exceeding in the aggregate a number which is equal to twenty five percent (25%) of the previous year's annual depreciation plus Net Income.

         B. LEASE EXPENDITURES. Incur new obligations for the lease or hire of real or personal property other than capital leases requiring payments in any fiscal year in excess of an aggregate of Five Hundred Thousand and No/100 Dollars ($500,000.00).



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         C. TRANSFER OF ASSETS OR CONTROL. Sell, lease, assign or otherwise dispose of or transfer any assets, except in the normal course of its business, or for those assets that Borrower in good faith determines are not useful in the conduct of its business (including, but not limited to, three (3) parcels of real property currently held for sale), or transfer control or ownership of any Subsidiary except for transfers to each other or to a Subsidiary.


         D. LIENS. Grant, suffer or permit any contractual or noncontractual lien on or security interest in its assets (including, without limitation, any of Borrower's intellectual property), except in favor of Bank and except for Permitted Liens, limited liens involving non-recourse lease related loans, and those liens disclosed to and approved by Bank prior to the date of this Agreement.

         E. EXTENSIONS OF CREDIT. Other than loans or capital contributions to each other or to any Subsidiaries, make or permit any Subsidiary to make, loans or advances in excess of Two Million and No/100 Dollars ($2,000,000.00) in the aggregate outstanding at any time, or make any capital contribution to, or participate as a partner or joint venturer with any Person, except for extensions of credit to customers and employees in the normal course of Borrower's business, and except for the purchase of direct obligations of the United States or any agency thereof with maturities of less than one year, or obligations of Bank or any subsidiary thereof.

         F. BORROWINGS. Create, incur, assume or become liable in any manner for any indebtedness (whether for borrowed money, deferred payment for the purchase of assets, lease payments [other than lease payments permitted by Sections 5.A or 5.B of this Agreement], as surety or guarantor for the debt for another, or otherwise) other than to Bank, except for normal trade debts incurred in the ordinary course of Borrower's business, and except for existing indebtedness disclosed to Bank in writing and acknowledged by Bank prior to the date of this Agreement.

         G. DIVIDENDS AND DISTRIBUTIONS. Make any distribution (other than dividends payable in capital stock of Borrower, or dividends payable between persons composing Borrower or any Subsidiaries) on any shares of any class of its capital stock or apply any of its property or assets to the purchase, redemption or other retirement of any shares of any class of capital stock of Borrower in any fiscal year exceeding in the aggregate a sum which is equal to fifty percent (50%) of Net Income for the prior fiscal year (exclusive of any redemptions of capital stock made by Borrower prior to the date hereof), or in any way amend its capital structure.

         H. CHARACTER OF BUSINESS. Change the general character of business as conducted at the date hereof, or engage in any type of business not reasonably related to its business as presently conducted.

         I. MANAGEMENT CHANGE. Make any substantial change in its present executive or management personnel.




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         J. NEGATIVE PLEDGE LIMITATION. Enter into any agreement with any person other than Bank pursuant hereto which prohibits or limits the ability of Borrower or any Subsidiary to create, incur, assume or suffer to exist any lien upon any of the assets, rights, revenues or property, whether real, personal or mixed, whether tangible or intangible, and whether now owned or hereafter acquired.

         K. ACQUISITIONS OR MERGERS. Acquire or enter into any merger or consolidation, or purchase or otherwise acquire, or permit any Subsidiary to purchase or acquire, any capital stock, assets (other than in the ordinary course of business), obligations, or other securities of or otherwise invest in or acquire any interest in any entity, unless:

              i. The entity to be acquired had positive EBITDA during its most recent two (2) fiscal years;

              ii. The total consideration to be paid in such acquisition (as specified in the relevant agreement) is less than ten percent (10%) of the total assets of Borrower prior to such acquisition (provided, however, that this 10% limitation shall not apply if the consideration for the acquisition is comprised solely of shares of Borrower's capital stock and the price/earnings multiple for the most recent four fiscal quarters of the entity to be acquired is less than fifty percent (50%) of the pricing/earnings multiple (for the same period) at which Borrower's stock is trading on a recognized exchange); and

              iii. The total consideration to be paid for such acquisition (as specified in the relevant agreement) is less than six (6) times the EBITDA of the entity to be acquired for the most recent four fiscal quarters (provided, however, that this six (6) times EBITDA limitation shall not apply if the consideration for such acquisition is comprised of at least seventy-five percent (75%) of shares of Borrower's capital stock as specified in the relevant agreement and the price/earnings multiple for the most recent four fiscal quarters of the entity to be acquired is less than fifty percent (50%) of the price/earnings multiple for the same period at which Borrower's stock is trading on a recognized exchange);

provided further, however, that in no event may Borrower enter into any acquisition if the results of such acquisition on a pro forma basis would cause a default hereunder.


     6. DEFAULT. Borrower shall be in default under this Agreement and under each of the other Loan Documents if it shall default in the payment of any amounts due and owing under the Loan within five (5) days of the due date thereof, or should it fail to timely and properly observe, keep or perform any term, covenant, agreement or condition in any Loan Document or in any other loan agreement, promissory note, security agreement, deed of trust, deed to secure debt, mortgage, assignment or other contract securing or evidencing payment of any indebtedness of Borrower to Bank or any affiliate or subsidiary of NationsBank Corporation, and, except for the filing of any bankruptcy petition, or the making of any assignment for the benefit of creditors (which is not dismissed within the time permitted by the Loan Documents), and the violation of any representations and warranties, for which no cure is possible, and any other default hereunder which is not capable of cure, such failure shall continue unremedied for more than thirty (30) days after such failure should occur.

     7. REMEDIES UPON DEFAULT. If any of the foregoing defaults shall occur and continue unremedied beyond the cure period, if any, specified for such default, Bank shall have all rights, powers and remedies available under each of the Loan Documents as well as all rights and remedies available at law or in equity.

     8. NOTICES. All notices, requests or demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to the other party at the following address:

     Borrower:

     Mark VII, Inc.
     Mark VII Transportation Company, Inc.
     965 Ridge Lake Boulevard
     Memphis, Tennessee 38120
     Attn: Phil Dunavant
     Fax. No. 901/680-9675


     Bank:
     NationsBank of Tennessee, N.A.
     6363 Poplar Avenue, Suite 230
     Memphis, Tennessee 38119
     Attention: Michael R. Frick
     Fax No. 901/820-8062

or to such other address as any party may designate by written notice to the other party. Each such notice, request and demand shall be deemed given or made as follows:

         A.    If sent by mail, upon the earlier of the date of receipt or five
(5) days after deposit in the U.S. Mail, first class postage prepaid;

         B.    If sent by any other means , upon delivery.

     9. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all costs and expenses, including reasonable attorneys' fees incurred by Bank in connection with (a) negotiation and preparation of this Agreement and each of the Loan Documents, and (b) all other costs and attorneys' fees incurred by Bank for which Borrower is obligated to reimburse Bank in accordance with the terms of the Loan Documents.

     10. MISCELLANEOUS. Borrower and Bank further covenant and agree as follows, without limiting any requirement of any other Loan Document:

         A. CUMULATIVE RIGHTS AND NO WAIVER. Each and every right granted to Bank under any Loan Document, or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of Bank, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by Bank of any right preclude any other or future exercise thereof or the exercise of any other right. Borrower expressly waives any presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration. No notice to or demand on Borrower in any case shall, of itself, entitle Borrower to any other or future notice or demand in similar or other circumstances.

         B. APPLICABLE LAW. This Loan Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of the state of Tennessee and applicable United States federal law.

         C. AMENDMENT. No modification, consent, amendment or waiver of any provision of this Loan Agreement, nor consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by an officer of Bank, and then shall be effective only in the specified instance and for the purpose for which given. This Loan Agreement is binding upon Borrower, its successors and assigns, and inures to the benefit of Bank, its successors and assigns; however, no assignment or other transfer of Borrower's rights or obligations hereunder shall be made or be effective without Bank's prior written consent, nor shall it relieve Borrower of any obligations hereunder. There is no third party beneficiary of this Loan Agreement.

         D. DOCUMENTS. All documents, certificates and other items required under this Loan Agreement to be executed and/or delivered to Bank shall be in form and content reasonably satisfactory to Bank and its counsel.

         E. PARTIAL INVALIDITY. The unenforceability or invalidity of any provision of this Loan Agreement shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of any Loan Document to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

         F. INDEMNIFICATION. Notwithstanding anything to the contrary contained in Section 10(G), Borrower shall indemnify, defend and hold Bank and its successors and assigns harmless from and against any and all claims, demands, suits, losses, damages, assessments, fines, penalties, costs or other expenses (including reasonable attorneys' fees and court costs) arising from or in any way related to any of the transactions contemplated hereby (except to the extent the same results from the gross negligence or willful misconduct of Bank or its successors and assigns, as applicable), including but not limited to actual or threatened damage to the environment, agency costs of investigation, personal injury or death, or property damage, due to a release or alleged release of Hazardous Materials, arising from Borrower's business operations, any other property owned by Borrower or in the surface or ground water arising from Borrower's business operations, or gaseous emissions arising from Borrower's business operations or any other condition existing or arising from Borrower's business operations resulting from the use or existence of Hazardous Materials, whether such claim proves to be true or false. Borrower further agrees that its indemnity obligations shall include, but are not limited to, liability for damages resulting from the personal injury or death of an employee of the Borrower, regardless of whether the Borrower has paid the employee under the workmen' s compensation laws of any state or other similar federal or state legislation for the protection of employees. The term "property damage" as used in this paragraph includes, but is not limited to, damage to any real or personal property of the Borrower, the Bank, and of any third parties. The Borrower's obligations under this paragraph shall survive the repayment of the Loan and any deed in lieu of foreclosure or foreclosure of any Deed to Secure Debt, Deed of Trust, Security Agreement or Mortgage securing the Loan.


         G. SURVIVABILITY. All covenants, agreements, representations and warranties made herein or in the other Loan Documents shall survive the making of the Loan and shall continue in full force and effect so long as the Loan is outstanding or the obligation of the Bank to make any advances under the Loan shall not have expired.

     11. ARBITRATION. ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT OR ANY RELATED INSTRUMENTS, AGREEMENTS OR DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF ("J.A.M.S."), AND THE "SPECIAL RULES" SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

         A. SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN THE
CITY OF THE BORROWER'S DOMICILE AT TIME OF THE EXECUTION OF THIS INSTRUMENT, AGREEMENT OR DOCUMENT AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING

THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

         B. RESERVATION OF RIGHTS. NOTHING IN THIS ARBITRATION PROVISION SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS ARBITRATION PROVISION; OR
(II) BE A WAIVER BY THE BANK OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF THE BANK HERETO (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR
(C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. THE BANK MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT. NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

     12. NO ORAL AGREEMENT. THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal by their duly authorized representatives as of the date first above written.


BORROWER:                                     BANK:

MARK VII, INC.                                NATIONSBANK OF TENNESSEE, N.A.

By: /s/ Philip L. Dunavant                    By: /s/ Michael R. Frick
    ---------------------------                    -----------------------------
Name: Philip L. Dunavant                      Name: Michael R. Frick

Title: Executive Vice President; Chief        Title: Vice President
       Financial Officer

Attest: /s/ Carol L. Clement
        -----------------------
Name: Carol L. Clement

Title: Assistant Vice President

MARK VII TRANSPORTATION COMPANY, INC.

By: /s/ Philip L. Dunavant
    ---------------------------
Name: Philip L. Dunavant

Title: Executive Vice President - Finance


Attest: /s/ Carol L. Clement
        ------------------------
Name: Carol L. Clement

Title: Assistant Vice President

                                   EXHIBIT "A"

                                  SUBSIDIARIES

Name                                                            Jurisdiction of Incorporation
----                                                            -----------------------------
1.   Mark VII Transportation Company, Inc.                      Delaware

     Subsidiaries of Mark VII Transportation Company, Inc.

     a.  Mark VII Trucking, Inc.                                Delaware

     b.  Apollo Express, Inc.                                   Kansas

     c.  Neptune Trucking, Inc.                                 Kansas

     d.  Jupiter Transportation, Inc.                           Kansas

     e.  Taurus Trucking, Inc.                                  Kansas

     f.  Orion Express, Inc.                                    Kansas

     g.  Capricorn Transportation, Inc.                         Kansas

2.   Mark VII Risk Management, Inc.                             Delaware

3.   Mark VII Transportation Solutions, Inc.                    Missouri

4.   Mark VII Logistics, S.A. de C.V.                           Mexico

5.   MNX Carriers, Inc.:                                        Delaware

     Subsidiaries of MNX Carriers, Inc. - MNX Transport, Inc.   Missouri
     Subsidiary of MNX Transport, Inc.- MNX Trucking, Inc.      Missouri
